Tel: +61 2 9251 4100 Fax: +61 2 9240 9821 www.bdo.com.au	Level 11, 1 Margaret St Sydney NSW 2000 Australia

April 4, 2022	Exhibit 16.1

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Ladies and Gentlemen:
We have been furnished with a copy of the Form 6-K for the event that occurred on April 1, 2022, to be filed by our former client, Cenntro Electric Group Limited.  We agree with the statements made in Item 4.01 related to changes in registrant’s certifying accountants insofar as they relate to our Firm.
/s/ BDO Audit Pty Ltd
BDO Audit Pty Ltd
Level 11, 1 Margaret Street
Sydney NSW 2000 Australia